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[ARVINMERITOR LOGO]                                            Exhibit (a)(5)(J)

                                                                       CONTACTS:
                                                                 MEDIA INQUIRIES
                                                                     Lin Cummins
                                                                  (248) 435-7112
                                                  linda.cummins@arvinmeritor.com

                                                              INVESTOR INQUIRIES
                                                                   Alice McGuire
                                                                  (248) 655-2159
                                                  alice.mcguire@arvinmeritor.com

                                                             ALTERNATE CONTACTS:
                                                         Dan Katcher/Ellen Barry
                                          Joele Frank, Wilkinson Brimmer Katcher
                                                                  (212) 355-4449

FOR IMMEDIATE RELEASE

     ARVINMERITOR FILES NOTIFICATION UNDER THE HART-SCOTT-RODINO ACT

       TROY, MICH.,(Aug 22, 2003) - ArvinMeritor, Inc. (NYSE:ARM) today announced that it has filed a notification under the Hart-Scott-Rodino Act with the Federal Trade Commission and the Department of Justice in connection with ArvinMeritor's offer to purchase all of the outstanding shares of Dana Corporation (NYSE:DCN) for $15.00 per share in cash.

       ArvinMeritor, Inc. is a premier $7-billion global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves light vehicle, commercial truck, trailer and specialty original equipment manufacturers and related aftermarkets. In addition, ArvinMeritor is a leader in coil coating applications. The company is headquartered in Troy, MI, and employs 32,000 people at more than 150 manufacturing facilities in 27 countries. ArvinMeritor's
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common stock is traded on the New York Stock Exchange under the ticker symbol
ARM. For more information, visit the company's Web site at:
WWW.ARVINMERITOR.COM.

The solicitation and offer to purchase is made only pursuant to the Offer to Purchase and related materials that ArvinMeritor and Delta Acquisition Corp. filed with the Securities and Exchange Commission on July 9, 2003. Investors and security holders are advised to read such documents because they include important information. Investors and security holders may obtain a free copy of such documents at the SEC's website at www.sec.gov, from ArvinMeritor at 2135 W. Maple Road, Troy, MI 48084, Attn: Investor Relations, or by contacting Mackenzie Partners, Inc. at (212) 929-5500 collect or at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com.

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